                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

(Check One)  [ ] Form 10-K [ ] Form 20-F [ ] Form 11-K [X] Form 10-Q
             [ ] Form 10-D [ ] Form N-SAR [ ] Form N-CSR

             For Period Ended:  March 31, 2006

             [ ] Transition Report on Form 10-K
             [ ] Transition Report on Form 20-F
             [ ] Transition Report on Form 11-K
             [ ] Transition Report on Form 10-Q
             [ ] Transition Report on Form N-SAR

             For the Transition Period Ended:________________

Read Instruction (on back page) Before Preparing Form.  Please Print or Type.
Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates: N/A.

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PART I - REGISTRANT INFORMATION

CompuPrint, Inc.
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Full Name of Registrant

N/A
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Former Name if Applicable

99 Park Avenue, 16th Floor
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Address of Principal Executive Office (Street and Number)

New York, NY 10016
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City, State and Zip Code

PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

       | (a)   The reason described in reasonable detail in Part III of this
       |       form could not be eliminated without unreasonable effort or
       |       expense;
       | (b)   The subject annual report, semi-annual report, transition
       |       report on Form 10-K, Form 20-F, Form 11-K, Form N-SAR or
[X]    |       Form N-CSR, or portion thereof, will be filed on or before
       |       the fifteenth calendar day following the prescribed due
       |       date; or the subject quarterly report or transition report
       |       on Form 10-Q or subject distribution report on Form 10-D,
       |       or portion thereof, will be filed on or before the fifth
       |       calendar day following the prescribed due date; and
       | (c)   The accountant's statement or other exhibit required by
       |       Rule 12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail why Forms 10-K, 20-F, 11-K, 10-Q, 10-D, N-SAR,
N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period.

The Company needs additional time to finalize its financial statements in order to insure accurate reporting of its financial condition and results of operations for the period ended March 31, 2006, as well as to complete a review of its Form 10-QSB by its accountants and attorneys. The Company undertakes the responsibility to file such quarterly report no later than five days following the prescribed due date.

PART IV - OTHER INFORMATION

(1)  Name and telephone number of person to contact in regard to this notification:

     Roman Rozenberg       (212)          286-9197
     ---------------       -----------    ------------------
     (Name)                (Area Code)    (Telephone Number)

(2)  Have all other periodic reports required under Section 13 or 15(d) of the
     Securities Exchange Act of 1934 or Section 30 of the Investment Company Act
     of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s). [X] Yes [ ] No

(3)  Is it anticipated that any significant change in results of operation for the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? [_] Yes [X] No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                                CompuPrint, Inc.
                  --------------------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  May 15, 2006                     By:  /s/ Dan Brecher
     --------------                        -----------------------------
                                             Dan Brecher, Treasurer and
                                             Principal Financial Officer

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